EXHIBIT 99.1

News Release
170 Mt. Airy Road Basking Ridge, NJ 07920

CONTACT:
Robert Jewett
Senior Vice President, General Counsel
908-766-5000

For immediate release

AMEX ACCEPTS HOOPER HOLMES’ PLAN TO MEET CONTINUED LISTING STANDARDS

BASKING RIDGE, NJ, August 24, 2004 – Hooper Holmes, Inc. announced today that the American Stock Exchange (Amex) has accepted the Company’s plan to regain compliance with the Amex’s continued listing standards. The Company submitted its plan in response to the Amex’s letter, dated August 13, 2004, advising that the Company is not in compliance with the Amex’s continued listing standards as set forth in Section 1003(d) of the Amex Company Guide.

The Amex notice was prompted by the Company’s filing of its quarterly report on Form 10-Q for the period ended June 30, 2004 without the Company’s outside auditor, KPMG LLP, having been able to complete its review of the Company’s financial statements included in the Form 10-Q. Because the outside auditor has not completed its review, the Amex considers the Form 10-Q not to have been timely filed.

As the Company disclosed in the Form 10-Q, KPMG has been unable to complete its review due to the ongoing inquiry being conducted by the Company’s Audit Committee into certain charitable contributions and other Company expenditures made by or at the direction of the CEO and certain other activities of the CEO. The Company’s CFO has asserted that such contributions, expenditures and other actions violated the Company’s Code of Conduct and Ethics and the fiduciary duty of the CEO.

The Amex notice requested that the Company submit a plan by August 27, 2004 advising the Amex of any action it has taken, or will take, to bring the Company into compliance with the continued listing standards within a maximum of 60 days of the Company’s receipt of the notice. As a result of the staff’s acceptance of the plan, the Company’s listing is being continued in accordance with an extension. The Company will be subject to periodic review by the Amex staff for compliance with the plan during the 60-day extension period.

The Company’s plan contemplates that, on or before October 12, the expiration of the 60-day plan period, the Audit Committee’s inquiry will be concluded, KPMG will complete its review of the interim financial statements included in the Form 10-Q, and the Company will file an amended Form 10-Q indicating that KPMG has completed its review. The Amex notice states that if the Company is not in compliance with the continued listing standards at the conclusion of the plan period, or does not make progress consistent with the plan during the plan period, the Amex will likely initiate delisting proceedings as appropriate. In that event, the Company may appeal a staff determination to initiate delisting proceedings in accordance with applicable Amex rules.

Hooper Holmes provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through over 275 locations nationwide and in the United Kingdom.

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